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                                                                   Exhibit 10.12


THIS AGREEMENT, made and entered into this 19th day of January, 2004 by and between American Building Control, Inc., a Delaware Corporation, and Ultrak Operating, L.P. (now known as MDI Operating, L.P., a Texas limited partnership), (collectively hereinafter referred to as "ABCX"), and Wendy Diddell, an individual (hereinafter referred to as "Ms. Diddell").

WHEREAS, Ms. Diddell had been employed by ABCX in various positions, the latest being as Senior Vice President, Sales and Marketing, pursuant to the terms of that certain Employment Agreement between her and Ultrak Operating, L.P. dated as of January 1, 2002 (the "Employment Agreement").

WHEREAS, by notice given by ABCX to Ms. Diddell dated October 31, 2002, the Employment Agreement was terminated in accordance with its terms.

WHEREAS, ABCX has paid to Ms. Diddell and Ms. Diddell has received all amounts owed to her up to the date of this Agreement arising out of or as a result of her employment with ABCX or her separation of employment.

WHEREAS, it is deemed advisable by the parties that any continuing relationship between Ms. Diddell and ABCX based on her past employment, her Employment Agreement, her separation of employment, or any other matter based on or arising out of her past employment relationship with ABCX be terminated and that a final adjustment be made of all matters between Ms. Diddell and ABCX with respect to all past, present and future rights and obligations which now exist or may arise pursuant to Ms. Diddell's past employment by ABCX, the Employment Agreement, and any other documents, correspondence or communications or releases related to her initial separation from ABCX.

WHEREAS, the parties are willing to waive unconditionally any past, present and future claims against the other.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. Ms. Diddell will be paid the sum of U.S. $85,000.00, minus required withholdings or other authorized deductions, subject to and at the time that both of the parties have signed and exchanged duplicate originals of this Agreement.

The above sum represents all amounts to be paid by ABCX to Ms. Diddell as "severance pay", separation allowance or other like compensations which may be claimed by Ms. Diddell based on her past employment by ABCX, or due to the termination of her employment with ABCX and the Employment Agreement. The parties agree that any and all additional benefits or entitlements made available to Ms. Diddell by or because of ABCX shall also be extinguished as of the date of this Agreement, such as, but not limited to, any cell phone or automobile allowance or lease arrangement.

Having elected to receive lump sum severance pay, Ms. Diddell will not be eligible to participate in the ABCX Medical Plan unless Ms. Diddell elects COBRA coverage, in which case Ms. Diddell will be responsible for the full cost of this coverage (normal employee and company contribution.) If Ms.

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Diddell decides to elect COBRA coverage, she may contact the ABCX Human
Resources Department for details on how to make such election.

If applicable, Ms. Diddell's additional company provided insurance, such as life insurance, will be terminable by ABCX on execution of this Agreement by the parties.

2. For and in consideration of the sums paid by ABCX to Ms. Diddell, as set forth in paragraph 1 above, Ms. Diddell, in full satisfaction of any and all claims of whatever nature, hereby has remised, released and forever discharged and by these presence does for herself, and her heirs, executors, and administrators and assigns, release and forever discharge ABCX, and its successors and assigns, of and from all manner of actions, suits, debts, dues, sums of money, accounts, reckoning, covenants, contracts, agreements, promises, claims and awards whatsoever, in law or in equity which against ABCX, Ms. Diddell ever had, now has or which she or her heirs, executors or administrators, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the employment relationship with ABCX.

3. ABCX hereby has remised, released and forever discharged and by these presence does for itself, and its assigns, release and forever discharge Ms. Diddell, and her successors and assigns, of and from all manner of actions, suits, debts, dues, sums of money, accounts, reckoning, covenants, contracts, agreements, promises, claims and awards whatsoever, in law or in equity which against Ms. Diddell, ABCX ever had, now has or which it or its assigns, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the employment relationship with ABCX. Additionally, and except for paragraphs I and J of Section 9 of the Employment Agreement, ABCX irrevocably and unconditionally releases acquits and forever discharges Ms. Diddell from any and all restrictive covenants, obligations, contractual terms and provisions whatsoever contained in the Employment Agreement or that may have arisen otherwise during the employment relationship, including but not limited to any non-compete restrictions.

4. Each of the parties represents and agrees that they will not in the future discuss with any third party (other than their representing attorney) any of the details involved in this Agreement. Each agrees to keep confidential, and not to disclose to anyone, except to the extent required by law or compulsory process, any of the terms or conditions, including the dollar amounts paid pursuant to this Agreement. This paragraph shall not prohibit either party from discussing or disclosing the consideration provided herein with their immediate family (in the case of Ms. Diddell), accountant(s), financial advisor(s), or the Internal Revenue Service or other state or federal taxing authority.

5. Each of the parties agree that they will not make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause material damage to the reputation and goodwill of, or otherwise negatively reflect upon the other.

6. The parties declare that each has carefully read this Agreement, that each has reviewed its terms in conjunction with counsel, and that each agrees to the terms and provisions of the Agreement for the purpose of making a full and final adjustment and resolution of the matters contained herein.

7. Each party signing this Agreement acknowledges that this agreement completely and adequately resolves all matters between the parties arising out of Ms. Diddell's employment by ABCX or Ms. Diddell's separation of employment.

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8. This Agreement constitutes and contains the entire Agreement and understanding between the Parties with respect to the subject matter hereof.

9. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed by the laws of the State of Texas.

10. Any waiver, alteration or modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by ABCX and Ms. Diddell.

11. Should Ms. Diddell in any manner, whether directly or indirectly, contest or challenge this Agreement or any of its provisions, or assert any action or cause of action against ABCX, Ms. Diddell agrees to immediately return all consideration paid pursuant to this Agreement, and Ms. Diddell further agrees to pay ABCX for any and all attorneys' fees incurred or expended by ABCX to enforce this Agreement or any of its provisions, or defend any action or cause of action against ABCX brought by Ms. Diddell, her agents, representatives or assigns.

         Should ABCX in any manner, whether directly or indirectly, contest or challenge this Agreement or any of its provisions, or assert any action or cause of action against Ms. Diddell (except the enforcement of paragraphs I and J of Section 9 of the Employment Agreement for which ABCX shall continue hereafter to be entitled to seek performance by Ms. Diddell), ABCX agrees to pay Ms. Diddell for any and all attorneys' fees incurred or expended by her to defend any action or cause of action against Ms. Diddell brought by ABCX, its agents, representatives or assigns.

12. Ms. Diddell represents, covenants, and warrants that she has no other claims, lawsuits, or causes of action against ABCX and that no claims released or waived herein have been previously conveyed, assigned, or transferred in any manner, whether in whole or in part, to any person, entity, or other third party.

ABCX represents, covenants, and warrants that it has no other claims, lawsuits, or causes of action against Ms. Diddell and that no claims released or waived herein have been previously conveyed, assigned, or transferred in any manner, whether in whole or in part, to any person, entity, or other third party.

13. Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining portions of this Agreement.

EACH PARTY SIGNING THIS AGREEMENT STIPULATES THAT THIS AGREEMENT COMPLETELY AND ADEQUATELY RESOLVES ALL MATTERS BETWEEN THE PARTIES ARISING OUT OF MS. DIDDELL'S EMPLOYMENT BY ABCX OR MS. DIDDELL'S SEPARATION THEREFROM.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


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Wendy Diddell


AMERICAN BUILDING CONTROL, INC.


------------------------------------------
By    Danny Mills:
Its:  President and Chief Executive Officer


MDI OPERATING, L.P.
By:   American Building Control L.P., Inc.
Its:  General Partner


------------------------------------------
By:   Chris Sharng
Its:  Senior Vice President